[LETTERHEAD OF MILLER, MAYER, SULLIVAN & STEVENS, LLP]

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
CKF Bancorp, Inc.

We consent to incorporation by reference in the registration statement (No. 33-83972) on Form S-8 of CKF Bancorp, Inc. of our report dated February 15, 2002, relating to the consolidated balance sheets of CKF Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2001, which report is incorporated by reference in the December 31, 2001 annual report on Form 10-KSB of CKF Bancorp, Inc.

/s/ Miller, Mayer, Sullivan, & Stevens, LLP

Miller, Mayer, Sullivan, & Stevens, LLP
March 22, 2002